Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Reaffirms Financial Guidance for Remainder of 2003

        CARLSBAD, Calif., September 5, 2003—Dot Hill Systems Corp. (Nasdaq: HILL) today announced it has reaffirmed its guidance for 2003. Specifically, for the third and fourth quarter of 2003, Dot Hill is reaffirming targeted net revenue of $46 million and $55 million, respectively, and fully diluted earnings per share (EPS) of $0.09 and $0.15, respectively. Consistent with the guidance given in the second quarter earnings release, for the full fiscal year 2003 Dot Hill reaffirmed targeted annual net revenue of $180 million and EPS of $0.25. These figures are based on the number of outstanding shares as of September 5, 2003.

        Dot Hill also indicated that because the current quarter includes summer months and is the first fiscal quarter of its largest customer, the current quarter is subject to more seasonality than other quarters. This seasonality as well as shipments to date have been taken into account in connection with the reaffirmed guidance for the third quarter. Should shipments in the remaining weeks of the quarter exceed expectations, actual revenues for the quarter could exceed the company's target.

        Net revenue and EPS actual and guidance figures for 2003:

	Net Revenue ($M)	EPS
First Quarter—Actual	$30.5	$(0.06)
Second Quarter—Actual	$48.4	$0.07
Third Quarter	$46.0	$0.09
Fourth Quarter	$55.0	$0.15
Total Year 2003	$180.0	$0.25

        Dot Hill Systems Corp. is a provider of storage systems for organizations requiring high reliability, high performance networked storage and data management solutions in an open systems architecture. Its products include the SANnet® II family of storage systems. For more information, visit Dot Hill on the web at www.dothill.com.

        Dot Hill, the Dot Hill logo and SANnet are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

        Certain statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward- looking statements include statements about any future occurrences (as opposed to historical fact) such as Dot Hill's expectations regarding future financial and operating results, including quarterly and annual guidance for 2003, and the future availability and customer acceptance of Dot Hill's products. The risks that contribute to the uncertain nature of the forward-looking statements include: the possibility that one or more of Dot Hill's OEM customers (including Sun) may cancel orders, not order as forecasted or terminate their agreements with Dot Hill (all of which is allowed pursuant to the terms of Dot Hill's OEM contracts), the risk that one or more of Dot Hill's suppliers or subcontractors (including Solectron) may fail to perform as expected or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property or engineering issues; new product introductions by competitors; the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the Open Systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation, other than as required by law, to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

###